Pricing supplement To prospectus dated April 13, 2023, prospectus supplement dated April 13, 2023, product supplement no. 3-I dated April 13, 2023 and prospectus addendum dated June 3, 2024	Registration Statement Nos. 333-270004 and 333-270004-01 Dated March 26, 2025 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

$100,000,000
Cash-Settled Equity Linked Notes Linked to the Ordinary Shares of Johnson Controls International plc due April 1, 2028

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Credit Risk:	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
Reference Stock:	The ordinary shares, par value $0.01 per share, of Johnson Controls International plc (Bloomberg ticker: JCI). We refer to Johnson Controls International plc as the “Reference Stock Issuer.”
Interest Rate:	1.00% per annum, paid semiannually and calculated on a 30/360 basis
Interest Payment Dates†:	If the notes have not been previously converted (for cash) early, interest on the notes will be payable semiannually on April 1 and October 1 of each year during the term of the notes (each such day, an “Interest Payment Date”), commencing October 1, 2025 and ending on, and including, the Maturity Date. See “Selected Purchase Considerations — Semiannual Interest Payments” in this pricing supplement for more information.
Payment on the Notes:

If a Make-Whole Event (as defined under “Annex A — Make-Whole Payment” in this pricing supplement) occurs prior to the 6th scheduled trading day immediately preceding the Maturity Date:

•       Investors who have not converted their notes (for cash) will receive after the Effective Date of the Make-Whole Event a Make-Whole Payment (if any) in cash calculated as described under “Additional Key Terms” on page PS-1 of this pricing supplement based on the Final Stock Prices on the five relevant Valuation Dates and a number of Additional Shares that is designed to approximate some of the lost value of the notes as a result of such event. Investors will not receive any Make-Whole Payment if the average of the Final Stock Prices on the five relevant Valuation Dates with respect to the Make-Whole Event is equal to or less than the Threshold Price and the number of Additional Shares is zero.

Following the occurrence of such Make-Whole Event, investors will no longer have the option to convert their notes (for cash) prior to or at maturity.

•       On the Maturity Date, investors will receive, for each $1,000 principal amount note, a cash payment equal to $1,000, plus any accrued but unpaid interest.

If a Make-Whole Event has not occurred prior to the 6th scheduled trading day immediately preceding the Maturity Date:

•       The notes may be converted (for cash) at the option of investors on any business day prior to the 6th scheduled trading day immediately preceding the Maturity Date only if specified conditions are met as set forth under “Additional Key Terms” on page PS-1 of this pricing supplement. Investors who convert their notes (for cash) prior to the Maturity Date will not receive any additional payment for any accrued and unpaid interest, or any future interest payments. In addition, investors will not receive their payment, if any, upon any optional early cash conversion until the Optional Early Cash Conversion Payment Date, which is the second business day immediately following the final Valuation Date of the period of five Valuation Dates following the relevant Early Cash Conversion Date (as defined below). Furthermore, upon any optional early cash conversion of the notes, an investor may receive less cash than expected because the VWAP of the Reference Stock may decline after an investor exercises its early cash conversion right but before we settle our cash conversion obligation.

•       If the notes have not been previously converted (for cash), on the Maturity Date, investors will receive, for each $1,000 principal amount note, a cash payment equal to the sum of the Daily Values for each of the five relevant Valuation Dates, plus any accrued but unpaid interest.

For the avoidance of doubt, no Make-Whole Payment will be made if a Make-Whole Event occurs on or after the 6th scheduled trading day immediately preceding the Maturity Date, and only one Make-Whole Payment upon the first occurrence of a Make-Whole Event will be made during the term of the notes.

Because the notes are initially offered at a premium, you will lose some of your initial investment if the total amount paid on your notes is less than $1,050.

No Early Redemption or Early Repurchase:	The notes may not be redeemed early at our option and are not subject to any early repurchase rights prior to the Maturity Date.
Daily Values:	For each Valuation Date, the greater of: • $200; and • the Alternative Settlement Amount for that Valuation Date
Alternative Settlement Amount:	For each Valuation Date, an amount calculated as follows: $200 × (Final Stock Price on that Valuation Date / Threshold Price)
Threshold Price:	$100.8830, which is 120% of the Initial Strike Price
Initial Strike Price:	$84.0692, determined based on certain intraday prices of the Reference Stock on the Strike Date. The Initial Strike Price differs from the VWAP and the regular official closing price of one share of the Reference Stock on the Strike Date or the Pricing Date. See “Selected Risk Considerations — Risks Relating to Conflicts of Interests — Potential Conflicts” in this pricing supplement.
Final Stock Price:	With respect to each relevant Valuation Date, the VWAP of one share of the Reference Stock on that Valuation Date
Stock Adjustment Factor:	The Stock Adjustment Factor is referenced in determining the VWAP of one share of the Reference Stock and is set equal to 1.0 on the Strike Date. The Stock Adjustment Factor is subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement, as supplemented by Annex A to this pricing supplement.
Strike Date:	March 25, 2025
Pricing Date:	March 26, 2025
Original Issue Date:	April 2, 2025 (settlement date)
Maturity Date†:	April 1, 2028
Denominations:	Minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof
Other Key Terms:	See “Additional Key Terms” on page PS-1 of this pricing supplement.
†	Subject to postponement as described under “Annex A — Supplemental Terms of Notes — Postponement of a Determination Date and Payment Dates” in this pricing supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,050	—	$1,050
Total	$105,000,000	—	$105,000,000
(1)	The original issue price of the notes is $1,050 per $1,000 principal amount note. Because the notes are initially offered at a premium, you will lose some of your initial investment if the total amount paid on your notes is less than $1,050. See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will not receive selling commissions for the notes. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were determined on the pricing date, was $1,020 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Sole Bookrunner

Additional Key Terms

Valuation Dates:

•       For purposes of the payment at maturity assuming no Make-Whole Event has occurred, each of the five consecutive trading days beginning on, and including, the 6th scheduled trading day immediately preceding the Maturity Date;

•       For purposes of any payment upon optional early cash conversion, each of the five consecutive trading days beginning on, and including, the trading day immediately following the relevant Early Cash Conversion Date; and

•       For purposes of the Make-Whole Payment, each of the five consecutive trading days beginning on, and including, the trading day immediately following the Effective Date of the relevant Make-Whole Event.

Optional Early Cash Conversion:

Until a Make-Whole Event has occurred, on any business day prior to the 6th scheduled trading day immediately preceding the Maturity Date, you may elect to convert (for cash) all or any portion of your notes early only under the following circumstances:

•      during any calendar quarter commencing after the calendar quarter ending on June 30, 2025 (and only during such calendar quarter), if the product of the Stock Adjustment Factor and the Current Market Price (as defined under “Annex A — Supplemental Terms of Notes — Certain Definitions” in this pricing supplement) of the Reference Stock for at least 20 trading days (whether or not consecutive) during the 30 consecutive trading day period ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the Threshold Price on each applicable trading day;

•      during the five business day period after any five consecutive trading day period (the “Measurement Period”) in which the Notes Trading Price (as defined under “Annex A — Supplemental Terms of Notes — Optional Early Cash Conversion” in this pricing supplement) per $1,000 principal amount note for each trading day of the Measurement Period was less than 98% of (x) $1,000, multiplied by (y) the product of the Stock Adjustment Factor and the Current Market Price of the Reference Stock on each such trading day, divided by (z) the Threshold Price on each such trading day; or

•       upon the occurrence of specified corporate events described under “Annex A — Supplemental Terms of Notes – Optional Early Cash Conversion” in this pricing supplement.

To exercise your early cash conversion right, you must deliver an Early Cash Conversion Notice to us via email at synthetic.convert.repurchase@jpmchase.com by no later than 4:00 p.m., New York City time, on the business day immediately preceding the 6th scheduled trading day immediately preceding the Maturity Date, deliver your notes to us concurrently with delivery of that Early Cash Conversion Notice and otherwise follow the procedures for early cash conversion described under “Annex A — Supplemental Terms of Notes — Optional Early Cash Conversion.” If you fail to comply with these procedures, your notice will be deemed ineffective.

Make-Whole Payment:	If a Make-Whole Event occurs prior to the 6th scheduled trading day immediately preceding the Maturity Date and the notes have not been previously converted (for cash) early, you will receive on the Make-Whole Payment Date a cash payment per $1,000 principal amount note equal to (a) the Make-Whole Event Intrinsic Value, plus (b) the product of (i) the number of Additional Shares (expressed as a number of shares, for the avoidance of doubt) and (ii) the Applicable Price. You will not receive any cash payment on the Make-Whole Payment Date if the average of the Final Stock Prices on the five relevant Valuation Dates is equal to or less than the Threshold Price and the number of Additional Shares is zero. For the avoidance of doubt, no Make-Whole Payment will be made if a Make-Whole Event occurs on or after the 6th scheduled trading day immediately preceding the Maturity Date, and only one Make-Whole Payment upon the first occurrence of a Make-Whole Event will be made during the term of the notes.
Make-Whole Payment Date:	The second business day immediately following the final Valuation Date with respect to the relevant Make-Whole Event, subject to postponement as described under “Annex A — Supplemental Terms of Notes — Postponement of a Determination Date and Payment Dates” in this pricing supplement
Make-Whole Event Intrinsic Value:	The sum of the Alternative Settlement Amounts for each of the five Valuation Dates with respect to the relevant Make-Whole Event, minus $1,000; provided that in no event will the Make-Whole Event Intrinsic Value be less than $0.
Effective Date:	The date on which a Make-Whole Event becomes effective, as determined by the calculation agent in its sole discretion. For the avoidance of doubt, a Make-Whole Event will be deemed to occur on the Effective Date.
Applicable Price:	For any Make-Whole Event, (i) if the consideration paid to holders of the Reference Stock in connection with such Make-Whole Event consists exclusively of cash, the amount of such cash per share of the Reference Stock, and (ii) in all other cases, the average of the last reported sale prices of the Reference Stock for the 10 consecutive trading days immediately preceding the Effective Date of such Make-Whole Event, in each case, multiplied by the Stock Adjustment Factor. The Applicable Price will be expressed as a percentage of the Initial Strike Price in the table below.
Additional Shares:	For any Make-Whole Event, a number of shares of the Reference Stock determined by the calculation agent by reference to the table below based on the Effective Date of, and the Applicable Price for, such Make-Whole Event, expressed as a percentage of the Deemed Conversion Rate in the table below.

	Applicable Price (expressed as a percentage of the Initial Strike Price)
Effective Date	100%	110%	120%	130%	140%	150%	160%	175%
April 2, 2025	6.90%	8.79%	5.05%	2.76%	1.44%	0.70%	0.32%	0.08%
April 1, 2026	4.22%	7.65%	5.03%	2.55%	1.20%	0.51%	0.20%	0.04%
April 1, 2027	1.52%	4.00%	4.30%	1.75%	0.61%	0.18%	0.04%	0.00%
April 1, 2028	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

If the exact Applicable Price (as a percentage of the Initial Strike Price) and/or Effective Date are not set forth in the table above, then:

•       if the actual Applicable Price (as a percentage of the Initial Strike Price) is between two Applicable Prices (as a percentage of the Initial Strike Price) in the table above, or if the Effective Date is between two Effective Dates in the table above, the number of Additional Shares (as a percentage of the Deemed Conversion Rate) shall be determined by a straight-line interpolation between the number of Additional Shares (as a percentage of the Deemed Conversion Rate) set forth for the higher and lower Applicable Prices (each as a percentage of the Initial Strike Price) and/or the earlier and later Effective Dates in the table above, as applicable, based on a 365-day year; and

•       if the actual Applicable Price (as a percentage of the Initial Strike Price) is in excess of 175% of the Initial Strike Price per share or less than 100% of the Initial Strike Price, the Additional Shares shall be zero in connection with the relevant Make-Whole Event.

Notwithstanding the foregoing, in no event will the Additional Shares exceed a number of shares of the Reference Stock equal to 8.79% of the Deemed Conversion Rate.

Deemed Conversion Rate:	9.91247, which is $1,000 divided by the Threshold Price
Early Cash Conversion Date:	The date on which we receive notification from you via email at synthetic.convert.repurchase@jpmchase.com at any time prior to 4:00 p.m., New York City time, that you have elected to exercise your early cash conversion right, you have delivered your notes to us concurrently with delivery of that notification and you have otherwise followed the procedures for early cash conversion described under “Annex A — Supplemental Terms of Notes — Optional Early Cash Conversion.” If we receive your Early Cash Conversion Notice, together with the notes to be converted (for cash), at or after 4:00 p.m., New York City time, on any business day or on a day that is not a business day, that Early Cash Conversion Notice will be deemed to have been given, and/or that delivery will be deemed to have been made, as applicable, on the immediately following business day.
Payment upon Optional Early Cash Conversion:	Your payment upon optional early cash conversion, for each $1,000 principal amount note, will be an amount in cash equal to the sum of the Alternative Settlement Amounts for each of the five relevant Valuation Dates and will be paid on the Optional Early Cash Conversion Payment Date. You will lose some or all of your principal amount if you convert your notes (for cash) early and the average of the Final Stock Prices on the five relevant Valuation Dates is less than the Threshold Price.

JPMorgan Structured Investments —	PS-1
Cash-Settled Equity Linked Notes Linked to the Ordinary Shares of Johnson Controls International plc

Optional Early Cash Conversion Payment Date†:	The second business day immediately following the final Valuation Date of the period of five Valuation Dates following the relevant Early Cash Conversion Date
Early Cash Conversion Notice:	A notice substantially in the form of the Early Cash Conversion Notice set forth in Annex B to this pricing supplement
Ordinary Dividend:	The regular quarterly cash dividend per one share of the Reference Stock paid by the Reference Stock Issuer. Any Ordinary Dividend that differs from the Base Dividend will cause an adjustment to the Stock Adjustment Factor.
Base Dividend:	From the Original Issue Date to the Maturity Date, $0.37 per calendar quarter per share of the Reference Stock for all dividends. The Base Dividend is used to calculate any adjustments to the Stock Adjustment Factor for cash dividends. See “Annex A — Supplemental Terms of Notes — Anti-Dilution Adjustments” in this pricing supplement for further information.
CUSIP:	48136CP37

Supplemental Terms of Notes

The terms set out in Annex A to this pricing supplement will apply to the notes offered by this pricing supplement, notwithstanding anything to the contrary in the accompanying product supplement.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 3-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029706/ea153081_424b2.pdf

•	Prospectus supplement and prospectus, each dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

•	Prospectus addendum dated June 3, 2024:

http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

JPMorgan Structured Investments —	PS-2
Cash-Settled Equity Linked Notes Linked to the Ordinary Shares of Johnson Controls International plc

Selected Purchase Considerations

•	POTENTIAL PRESERVATION OF CAPITAL AT MATURITY — We will pay you at least the principal amount per $1,000 principal amount note if you hold the notes to maturity, regardless of the performance of the Reference Stock. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	APPRECIATION POTENTIAL IF THE FINAL STOCK PRICE IS GREATER THAN THE THRESHOLD PRICE — Unless a Make-Whole Event has occurred prior to the 6th scheduled trading day immediately preceding the Maturity Date, the payment at maturity or upon an optional early cash conversion of the notes will be calculated over five Valuation Dates, with each Valuation Date determining 1/5th of the final payment at maturity or upon an optional early cash conversion, as the case may be. The payment at maturity of the notes will exceed the principal amount per $1,000 principal amount note if no Make-Whole Event has occurred and the Final Stock Price on one or more Valuation Dates is greater than the Threshold Price, which is 120% of the Initial Strike Price. In respect of any such Valuation Date for purposes of payment at maturity on which the Final Stock Price is greater than the Threshold Price, you will receive at maturity, in respect of that Valuation Date, a cash payment equal to the Alternative Settlement Amount of $200 × (Final Stock Price on that Valuation Date / Threshold Price). The payment upon an optional early cash conversion of the notes will exceed the principal amount per $1,000 principal amount note if the average of the Final Stock Prices on the relevant Valuation Dates is greater than the Threshold Price. In respect of each Valuation Date for purposes of any optional early cash conversion of the notes, you will receive on the Optional Early Cash Conversion Payment Date, in respect of that Valuation Date, a cash payment equal to the Alternative Settlement Amount of $200 × (Final Stock Price on that Valuation Date / Threshold Price).
•	SEMIANNUAL INTEREST PAYMENTS — The notes offer semiannual interest payments as specified on the cover of this pricing supplement. Interest on the notes will be payable semiannually on each Interest Payment Date to the relevant holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. The yield on the notes may be less than the overall return you would receive from a conventional debt security that you could purchase today with the same maturity as the notes.
•	OPPORTUNITY FOR EARLY EXIT IN CERTAIN CIRCUMSTANCES AS A RESULT OF THE OPTIONAL EARLY CASH CONVERSION FEATURE — Until a Make-Whole Event has occurred, on any business day prior to the 6th scheduled trading day immediately preceding the Maturity Date, you may elect to convert (for cash) all or any portion of your notes early under certain circumstances described in this pricing supplement. Your payment upon any optional early cash conversion, for each $1,000 principal amount note, will be an amount in cash equal to the sum of the Alternative Settlement Amounts for each of the five relevant Valuation Dates. You will lose some or all of your principal amount if you convert your notes (for cash) early and the average of the Final Stock Prices on the five relevant Valuation Dates is less than the Threshold Price.
•	RETURN DEPENDENT ON A SINGLE REFERENCE STOCK — The return on the notes is linked to the performance of a single Reference Stock, which is the ordinary shares of Johnson Controls International plc. For additional information, see “The Reference Stock” in this pricing supplement.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments,” in the accompanying product supplement no. 3-I. Notwithstanding that the notes do not provide the full repayment of your initial investment at or prior to maturity, our special tax counsel, Davis Polk & Wardwell LLP, is of the opinion that the notes should be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” Assuming this treatment is respected, you generally will be required to accrue original issue discount (“OID”) on your notes in each taxable year at the “comparable yield,” as determined by us, but will not be required separately to include in income the amount of the interest payment that you receive in any year, if any, with the result that your taxable income in any year will differ significantly from (and may be significantly higher than) the amount, if any, you receive in that year. Upon sale or exchange of a note (including upon any optional early cash conversion or at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the note, and decreased by the amount of any interest payments in respect of the note through the date of the sale or exchange. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if the amount payable at maturity is treated as becoming fixed prior to maturity. You should consult your tax adviser concerning the application of these rules. The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that

JPMorgan Structured Investments —	PS-3
Cash-Settled Equity Linked Notes Linked to the Ordinary Shares of Johnson Controls International plc

meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The discussions in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

•	COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — Although it is not entirely clear how the comparable yield and projected payment schedule should be determined when a debt instrument has an optional early cash conversion prior to maturity, we have determined that the “comparable yield,” based upon the term to maturity of the notes assuming no optional early cash conversion occurs and a variety of other factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities at the time of issuance, is an annual rate of 5.17%, compounded semiannually. Based upon our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount note consists of the following payments:
Payment Dates	Projected Payment Amounts
October 1, 2025	$4.97
April 1, 2026	$5.00
October 1, 2026	$5.00
April 1, 2027	$5.00
October 1, 2027	$5.00
April 1, 2028	$1,196.71

In addition, assuming a semiannual accrual period, the following table states the amount of OID that will accrue with respect to the notes during each calendar period, based upon our determination of the comparable yield and the projected payment schedule. The table does not account for adjustments to reflect the difference between the actual and projected amount of any payment you receive during each year.

Calendar Period	Accrued OID During Calendar Period (Per $1,000 Principal Amount Note)	Total Accrued OID from Original Issue Date (Per $1,000 Principal Amount Note) as of End of Calendar Period
April 2, 2025 through December 31, 2025	$40.72	$40.72
January 1, 2026 through December 31, 2026	$56.63	$97.35
January 1, 2027 through December 31, 2027	$59.08	$156.43
January 1, 2028 through April 1, 2028	$15.25	$171.68

The comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed with respect to the notes in each year and are neither a prediction nor a guarantee of what the actual yield will be. The amount you actually receive at maturity or earlier sale or exchange of your notes will affect your income for that year, as described above under “Tax Treatment.”

JPMorgan Structured Investments —	PS-4
Cash-Settled Equity Linked Notes Linked to the Ordinary Shares of Johnson Controls International plc

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum.

Risks Relating to the Notes Generally

•	THE NOTES MAY PAY LESS THAN THE PRINCIPAL AMOUNT PLUS INTEREST PAYMENTS — If you hold the notes to maturity, no Make-Whole Event has occurred prior to the 6th scheduled trading day immediately preceding the Maturity Date and the Final Stock Price on each relevant Valuation Date is less than or equal to the Threshold Price, you will receive no more than the principal amount of your notes, in addition to any accrued but unpaid interest, and you will not otherwise be compensated for any loss in value due to inflation and other factors relating to the value of money over time. In addition, if a Make-Whole Event occurs prior to the 6th scheduled trading day immediately preceding the Maturity Date, you will not receive any cash payment on the Make-Whole Payment Date if the average of the Final Stock Prices on the five relevant Valuation Dates with respect to the Make-Whole Event is equal to or less than the Threshold Price and the number of Additional Shares is zero, and at maturity you will receive no more than the principal amount of your notes, in addition to any accrued but unpaid interest. As set forth in the immediately following risk consideration, you will lose some or all of your principal amount if you convert your notes (for cash) early and the average of the Final Stock Prices on the five relevant Valuation Dates is less than the Threshold Price.
•	IF YOU CONVERT YOUR NOTES (FOR CASH) EARLY, YOU WILL LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF YOUR NOTES UNLESS THE AVERAGE OF THE FINAL STOCK PRICES ON THE FIVE RELEVANT VALUATION DATES EXCEEDS OR EQUALS THE THRESHOLD PRICE — If you elect to convert your notes (for cash) early, the payment that you receive on the Optional Early Cash Conversion Payment Date will be an amount in cash equal to the sum of the Alternative Settlement Amounts for each of the five relevant Valuation Dates. As a result, if you elect to convert your notes (for cash) early, and if the average of the Final Stock Prices on the relevant Valuation Dates is less than the Threshold Price, the sum of the Alternative Settlement Amounts will be less than $1,000 per $1,000 principal amount note and the payment that you receive on the Optional Early Cash Conversion Payment Date will be less than the principal amount of your notes. Accordingly, you may lose some or all of your principal amount upon an optional early cash conversion. Taking into account the Threshold Price of 120% of the Initial Strike Price, the Reference Stock will need to appreciate by at least 20% on average on the relevant Valuation Dates from the Initial Strike Price in order for you to receive at least your principal amount upon an optional early cash conversion. In addition, because the payment upon an optional early cash conversion in respect of any relevant Valuation Date will equal the Alternative Settlement Amount for that Valuation Date instead of the greater of $200 and that Alternative Settlement Amount, the payment that you receive if you elect to convert your notes (for cash) early will be less than the comparable payment you would have received had you held your notes to maturity (assuming, for these purposes, that the Valuation Dates were the same for an optional early cash conversion as they were for notes held to maturity) if the Final Stock Price is below the Threshold Price on any of the five relevant Valuation Dates. Furthermore, you will not receive any further interest payments after the relevant Early Cash Conversion Date or any separate payment for any accrued and unpaid interest to the applicable Early Cash Conversion Date.
•	YOU WILL NOT PARTICIPATE IN THE FULL APPRECIATION OF THE REFERENCE STOCK — If a Make-Whole Event occurs prior to the 6th scheduled trading day immediately preceding the Maturity Date, you will receive on the Make-Whole Payment Date a cash payment calculated based on the Final Stock Prices on the five relevant Valuation Dates and a number of Additional Shares that is designed to approximate some of the lost value of your notes as a result of such event. Following the occurrence of a Make-Whole Event, you will not participate in any appreciation of the Reference Stock prior to maturity, which may be significant. Even if a Make-Whole Event does not occur and the Final Stock Price on one or more Valuation Dates is greater than the Threshold Price, the payment on the notes at maturity or upon an optional early cash conversion in respect of any relevant Valuation Date will reflect only the appreciation of the Reference Stock on that Valuation Date in excess of the Threshold Price. For example, at the Threshold Price of 120% of the Initial Strike Price, if the applicable Final Stock Price for each of the five relevant Valuation Dates was equal to 150.00% of the Initial Strike Price, the payment on the notes would be only $1,250 for each $1,000 principal amount note, in addition to any accrued but unpaid interest, for a return of 25% on the principal amount per note, even though the Reference Stock appreciated by 50.00% from the Initial Strike Price. In addition, because the payment upon an optional early cash conversion in respect of any relevant Valuation Date will equal the Alternative Settlement Amount for that Valuation Date instead of the greater of $200 and that Alternative Settlement Amount, the payment that you receive if you elect to convert your notes (for cash) early will be less than the comparable payment you would have received had you held your notes to maturity (assuming, for these purposes, that the Valuation Dates were the same for an optional early cash conversion as they were for notes held to maturity) if the Final Stock Price is below the Threshold Price on any of the five relevant Valuation Dates.
•	THE ORIGINAL ISSUE PRICE OF THE NOTES REFLECTS A PREMIUM TO THE PRINCIPAL AMOUNT — Payments on the notes will not be adjusted based on the price you pay for the notes. Because the original issue price of the notes reflects a premium to the principal amount, the return on your investment in the notes will be less than the return would be if you purchased the notes at the principal amount. You will lose some of your initial investment if the total amount paid on your notes is less than $1,050.

JPMorgan Structured Investments —	PS-5
Cash-Settled Equity Linked Notes Linked to the Ordinary Shares of Johnson Controls International plc

•	UPON THE OCCURRENCE OF A MAKE-WHOLE EVENT, THE MAKE-WHOLE PAYMENT MAY NOT ADEQUATELY COMPENSATE YOU FOR ANY LOST VALUE OF YOUR NOTES AS A RESULT OF SUCH TRANSACTION — If a Make-Whole Event occurs prior to the 6th scheduled trading day immediately preceding the Maturity Date, you will receive on the Make-Whole Payment Date a cash payment per $1,000 principal amount note equal to the Make-Whole Event Intrinsic Value, plus the product of the number of Additional Shares and the Applicable Price. The number of Additional Shares will be determined based on the Effective Date of the Make-Whole Event and the Applicable Price, which is the consideration paid (or deemed to be paid) per share of the Reference Stock in such transaction. The Make-Whole Payment may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the Applicable Price is greater than 175% of the Initial Strike Price or less than 100% of the Initial Strike Price, the number of Additional Shares will be zero. Moreover, in no event will the Additional Shares exceed a number of shares of the Reference Stock equal to 8.79% of the Deemed Conversion Rate. Our payment obligation with respect to the Additional Shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies. For the avoidance of doubt, no Make-Whole Payment will be made if a Make-Whole Event occurs on or after the 6th scheduled trading day immediately preceding the Maturity Date, and only one Make-Whole Payment upon the first occurrence of a Make-Whole Event will be made during the term of the notes.
•	YOU WILL ONLY BE ABLE TO CONVERT YOUR NOTES (FOR CASH) UNDER LIMITED CIRCUMSTANCES PRIOR TO MATURITY — On any business day prior to the 6th scheduled trading day immediately preceding the Maturity Date, you may convert your notes (for cash) only if specified conditions are met. If the specific conditions for early cash conversion are not met, you will not be able to convert your notes (for cash) early, and you may not be able to receive the amount of cash into which the notes would otherwise be convertible.
•	UPON ANY OPTIONAL EARLY CASH CONVERSION OF THE NOTES, YOU MAY RECEIVE LESS CASH THAN EXPECTED BECAUSE THE VWAP OF THE REFERENCE STOCK MAY DECLINE AFTER YOU EXERCISE YOUR EARLY CASH CONVERSION RIGHT BUT BEFORE WE SETTLE OUR CASH CONVERSION OBLIGATION — Under the notes, if you elect to convert your notes (for cash) early, you will be exposed to fluctuations in the VWAP of the Reference Stock during the period from the Early Cash Conversion Date until the Optional Early Cash Conversion Payment Date. Upon any optional early cash conversion, the amount of cash that you will receive will be determined by reference to the VWAP of one share of the Reference Stock over a period of five Valuation Dates beginning on, and including, the trading day immediately following the relevant Early Cash Conversion Date. Accordingly, if the VWAP of the Reference Stock decreases during this period, the amount of cash you receive will be adversely affected, and you may lose some or all of your principal amount.
•	YOU WILL NOT RECEIVE THE PAYMENT UPON ANY EARLY CASH CONVERSION UNTIL THE OPTIONAL EARLY CASH CONVERSION PAYMENT DATE, EVEN THOUGH YOU MUST SURRENDER YOUR NOTES FOR EARLY CASH CONVERSION IN ADVANCE — Under the notes, if you elect to convert your notes (for cash) early, you will receive your early cash conversion payment, if any, on the Optional Early Cash Conversion Payment Date, which is the second business day immediately following the final Valuation Date of the period of five Valuation Dates following the relevant Early Cash Conversion Date on which you must surrender your notes for early cash conversion.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
•	THE ALTERNATIVE SETTLEMENT AMOUNT IS LINKED TO THE VWAP OF ONE SHARE OF THE REFERENCE STOCK — The Alternative Settlement Amount in respect of each relevant Valuation Date is calculated by reference to the VWAP of one share the Reference Stock on that Valuation Date and not by reference to the closing price of one share of the Reference Stock on that Valuation Date. The closing price of one share of the Reference Stock may vary significantly from its VWAP. Accordingly, if the VWAP of one share of the Reference Stock is less than its closing price on a relevant Valuation Date and if your payment at maturity is based on the Alternative Settlement Amount in respect of that Valuation Date, or in the case of any payment upon an optional early cash conversion or any Make-Whole Payment, that payment will be less than it would have been if the Alternative Settlement Amount were calculated by reference to the closing price of the Reference Stock on that Valuation Date.

JPMorgan Structured Investments —	PS-6
Cash-Settled Equity Linked Notes Linked to the Ordinary Shares of Johnson Controls International plc

•	no ownership rights in the Reference Stock — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or rights to receive cash dividends or other distributions. In addition, the Reference Stock Issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. Accordingly, the liquidity of the market for the notes could vary materially over the term of the notes.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock Issuer, including extending loans to, or making equity investments in, the Reference Stock Issuer or providing advisory services to the Reference Stock Issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock Issuer and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock Issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

In addition, although the calculation agent has made all determinations and has taken all actions in relation to the establishment of the Initial Strike Price and, in turn, the Threshold Price, in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Initial Strike Price and, in turn, the Threshold Price, that might affect the value of your notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	WE EXPECT TO HEDGE OUR OBLIGATIONS UNDER THE NOTES BY PURCHASING SHARES OF THE REFERENCE STOCK IN CONNECTION WITH THE SALE OF THE NOTES — In connection with the sale of the notes, we expect to hedge our obligations under the notes through certain affiliates or unaffiliated counterparties by purchasing shares of the Reference Stock or entering into derivatives linked to the Reference Stock from one or more purchasers of the notes and/or unrelated third parties in the open market. We may also adjust our hedge of the notes by, among other things, purchasing or selling shares of the Reference Stock or entering into or unwinding derivatives linked to the Reference Stock at any time and from time to time following pricing of the notes and close out or unwind our hedge by selling any of the foregoing on or before the Maturity Date. In addition, JPMS and other affiliates of ours or JPMorgan Chase & Co. also trade the foregoing on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management and to facilitate transactions, including block transactions, on behalf of customers. While we cannot predict an outcome, any of these hedging or other trading activities could potentially affect the value of the Reference Stock and may adversely affect the value of the notes or any payment on the notes, as well as the Initial Strike Price, the Threshold Price and the Final Stock Price. This hedging and trading activity may present a conflict of interest between your interests as a holder of the notes and our and our affiliates’ interests in hedging and other trading activities. These hedging and trading activities could also affect the price, if any, at which JPMS is willing to purchase your notes in the secondary market. In addition, our hedging counterparties expect to make a profit. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.
•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

JPMorgan Structured Investments —	PS-7
Cash-Settled Equity Linked Notes Linked to the Ordinary Shares of Johnson Controls International plc

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Risks Relating to the Notes Generally — Lack of Liquidity” above.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from projected hedging profits, if any, estimated hedging costs and the VWAP of one share of the Reference Stock, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility in the VWAP of one share of the Reference Stock;
•	the rate to borrow shares of the Reference Stock;
•	the time to maturity of the notes;
•	the dividend rate on the Reference Stock;
•	interest and yield rates in the market generally;
•	the occurrence of certain events affecting the Reference Stock Issuer that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, one of our affiliates is expected to provide an indicative value, if requested, for the notes directly to the initial investor of the notes. This value may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

Risks Relating to the Reference Stock

•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the Reference Stock Issuer. We have not independently verified any of the information about the Reference Stock Issuer contained in this pricing supplement. You should make your own investigation into the Reference Stock and its issuer. We are not responsible for the Reference Stock Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.
•	SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and the Reference Stock Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

JPMorgan Structured Investments —	PS-8
Cash-Settled Equity Linked Notes Linked to the Ordinary Shares of Johnson Controls International plc

•	RISKS ASSOCIATED WITH NON-U.S. COMPANIES — The Reference Stock has been issued by a non-U.S. company. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

JPMorgan Structured Investments —	PS-9
Cash-Settled Equity Linked Notes Linked to the Ordinary Shares of Johnson Controls International plc

What Are the Interest Payments on the Notes?

The first interest payment per $1,000 principal amount note, based on an Interest Rate of 1.00% per annum and a first Interest Payment Date of October 1, 2025, is expected to be approximately $4.97. Each of the five subsequent interest payments per $1,000 principal amount note until, and including, the Maturity Date is expected to be $5.00. Unless you convert your notes (for cash) early, the total interest payments per $1,000 principal amount note over the term of the notes are therefore expected to be approximately $29.97. If you convert your notes (for cash) early, the total interest payments per $1,000 principal amount note over the term of the notes you receive will be equal to the amount shown in the table below corresponding to the number of Interest Payments Dates that have occurred prior to the relevant Early Cash Conversion Date.

Number of Interest Payment Dates	Total Interest Payments
6	$29.97
5	$24.97
4	$19.97
3	$14.97
2	$9.97
1	$4.97

JPMorgan Structured Investments —	PS-10
Cash-Settled Equity Linked Notes Linked to the Ordinary Shares of Johnson Controls International plc

Hypothetical Examples of Amount Payable If a Make-Whole Event Occurs Prior to the 6th Scheduled Trading Day Immediately Preceding the Maturity Date

The following examples illustrate how the payment on the notes upon the occurrence of a Make-Whole Event in different hypothetical scenarios is calculated, excluding accrued but unpaid interest and assuming an Initial Strike Price of $100.00, a Threshold Price of $120.00 (equal to 120% of the hypothetical Initial Strike Price), a Deemed Conversion Rate of 8.33333 ($1,000 divided by the hypothetical Threshold Price of $120), an Applicable Price of $115.00 (equal to 115% of the hypothetical Initial Strike Price), a number of Additional Shares of 0.833333 (10% of the hypothetical Deemed Conversion Rate) and that the Final Stock Price specified below is applicable for each of the five relevant Valuation Dates, other than as specified in Example 4 below.

The hypothetical Initial Strike Price of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Strike Price. The actual Initial Strike Price has been determined by reference to certain intraday prices of one share of the Reference Stock on the Strike Date and is specified under “Key Terms — Initial Strike Price” in this pricing supplement. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes.

There will be only one Make-Whole Payment upon the occurrence of a Make-Whole Event, even though the amount of such payment will be determined over five Valuation Dates, with each Valuation Date determining 1/5th of such payment. For the avoidance of doubt, no Make-Whole Payment will be made if a Make-Whole Event occurs on or after the 6th scheduled trading day immediately preceding the Maturity Date, and only one Make-Whole Payment upon the first occurrence of a Make-Whole Event will be made during the term of the notes. The numbers appearing in the examples below have been rounded for ease of analysis.

The original issue price of the notes is $1,050 per $1,000 principal amount note, reflecting a 5% premium above the principal amount.  Accordingly, you will lose some of your initial investment if the total amount paid on your notes is less than $1,050.

Example 1: The Reference Stock appreciates from the Initial Strike Price of $100 to a Final Stock Price of $110.

Because the Final Stock Price is $110 on each Valuation Date, the Alternative Settlement Amount for each Valuation Date is equal to $183.33, calculated as follows:

$200 × ($110 / $120.00) = $183.33

The sum of the Alternative Settlement Amounts for the five Valuation Dates is $916.67. Because the sum of the Alternative Settlement Amounts for the five Valuation Dates minus $1,000 is less than $0, the Make-Whole Event Intrinsic Value is $0.

The Make-Whole Payment per $1,000 principal amount note is equal to $95.83, calculated as follows

$0 + 0.833333 × $115.00 = $95.83

Investors will receive on the Make-Whole Payment Date, for each $1,000 principal amount note, a Make-Whole Payment equal to $95.83. In addition, investors will receive on the Maturity Date, for each $1,000 principal amount note, $1,000. Even though the Reference Stock has appreciated by 10% from the Initial Strike Price to the Final Stock Price, the total payment on the notes is equal to the sum of $95.83 and $1,000, or $1,095.83, for each $1,000 principal amount note.

Example 2: The Reference Stock declines from the Initial Strike Price of $100 to a Final Stock Price of $80.

Because the Final Stock Price is $80 on each Valuation Date, the Alternative Settlement Amount for each Valuation Date is equal to $133.33, calculated as follows:

$200 × ($80 / $120.00) = $133.33

The sum of the Alternative Settlement Amounts for the five Valuation Dates is $666.67. Because the sum of the Alternative Settlement Amounts for the five Valuation Dates minus $1,000 is less than $0, the Make-Whole Event Intrinsic Value is $0.

The Make-Whole Payment per $1,000 principal amount note is equal to $95.83, calculated as follows

$0 + 0.833333 × $115.00 = $95.83

Investors will receive on the Make-Whole Payment Date, for each $1,000 principal amount note, a Make-Whole Payment equal to $95.83. In addition, investors will receive on the Maturity Date, for each $1,000 principal amount note, $1,000. The total payment on the notes is equal to the sum of $95.83 and $1,000, or $1,095.83, for each $1,000 principal amount note.

Example 3: The Reference Stock appreciates from the Initial Strike Price of $100 to a Final Stock Price of $180.

Because the Final Stock Price is $180 on each Valuation Date, the Alternative Settlement Amount for each Valuation Date is equal to $300.00, calculated as follows:

$200 × ($180 / $120.00) = $300.00

The sum of the Alternative Settlement Amounts for the five Valuation Dates is $1,500.00. The Make-Whole Event Intrinsic Value is equal to sum of the Alternative Settlement Amounts for the five Valuation Dates minus $1,000, or $500.00.

The Make-Whole Payment per $1,000 principal amount note is equal to $595.83, calculated as follows

$500.00 + 0.833333 × $115.00 = $595.83

Investors will receive on the Make-Whole Payment Date, for each $1,000 principal amount note, a Make-Whole Payment equal to $595.83. In addition, investors will receive on the Maturity Date, for each $1,000 principal amount note, $1,000. Even though the Reference Stock has appreciated by 80% from the Initial Strike Price to the Final Stock Price, the total payment on the notes is equal to the sum of $595.83 and $1,000, or $1,595.83, for each $1,000 principal amount note.

JPMorgan Structured Investments —	PS-11
Cash-Settled Equity Linked Notes Linked to the Ordinary Shares of Johnson Controls International plc

Example 4: The Reference Stock appreciates from the Initial Strike Price of $100 to a Final Stock Price of $180 on three Valuation Dates and declines from the Initial Strike Price of $100 to a Final Stock Price of $80 on two Valuation Dates.

Because the Final Stock Price is $180 on three Valuation Dates, the Alternative Settlement Amount for each of those Valuation Dates is equal to $300.00, calculated as follows:

$200 × ($180 / $120.00) = $300.00

Because the Final Stock Price is $80 on two Valuation Dates, the Alternative Settlement Amount for each of those Valuation Dates is equal to $133.33, calculated as follows:

$200 × ($80 / $120.00) = $133.33

The sum of the Alternative Settlement Amounts for the three Valuation Dates with a Final Stock Price of $180 is $900.00, and the sum of the Alternative Settlement Amounts for the two Valuation Dates with a Final Stock Price of $80 is $266.66. The sum of the Alternative Settlement Amounts for all of the five Valuation Dates is equal to the sum of $900.00 and $266.66, or $1,166.66. The Make-Whole Event Intrinsic Value is equal to sum of the Alternative Settlement Amounts for the five Valuation Dates minus $1,000, or $166.66.

The Make-Whole Payment per $1,000 principal amount note is equal to $262.49, calculated as follows

$166.66 + 0.833333 × $115.00 = $262.49

Investors will receive on the Make-Whole Payment Date, for each $1,000 principal amount note, a Make-Whole Payment equal to $262.49. In addition, investors will receive on the Maturity Date, for each $1,000 principal amount note, $1,000. Even though the Reference Stock has appreciated by 80% from the Initial Strike Price to the Final Stock Price for three of the Valuation Dates, the total payment on the notes is equal to the sum of $262.49 and $1,000, or $1,262.49, for each $1,000 principal amount note.

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-12
Cash-Settled Equity Linked Notes Linked to the Ordinary Shares of Johnson Controls International plc

Hypothetical Examples of Amount Payable at Maturity or upon an Optional Early Cash Conversion If a Make-Whole Event Has Not Occurred Prior to the 6th Scheduled Trading Day Immediately Preceding the Maturity Date

The following table and examples illustrate the hypothetical final payment on the notes, whether at maturity (excluding accrued but unpaid interest) or upon an optional early cash conversion, assuming no Make-Whole Event has occurred. Each hypothetical final payment set forth below assumes an Initial Strike Price of $100.00, a Threshold Price of $120.00 (equal to 120% of the hypothetical Initial Strike Price) and that the Final Stock Price for each of the five relevant Valuation Dates is as specified below.

The hypothetical Initial Strike Price of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Strike Price. The actual Initial Strike Price has been determined by reference to certain intraday prices of one share of the Reference Stock on the Strike Date and is specified under “Key Terms — Initial Strike Price” in this pricing supplement. Each hypothetical final payment set forth below is for illustrative purposes only and may not be the actual final payment applicable to a purchaser of the notes.

There will be only one final payment on the notes at maturity or upon an optional early cash conversion, even though the amount of such payment will be determined over five Valuation Dates, with each Valuation Date determining 1/5th of such payment. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

The original issue price of the notes is $1,050 per $1,000 principal amount note, reflecting a 5% premium above the principal amount.  Accordingly, you will lose some of your initial investment if the total amount paid on your notes is less than $1,050.

Final Stock Price on All Valuation Dates	Percentage Change from Initial Strike Price to Final Stock Price	Sum of Alternative Settlement Amounts	Payment at Maturity If No Optional Early Cash Conversion	Payment upon an Optional Early Cash Conversion
$190.00	90.00%	$1,583.33	$1,583.33	$1,583.33
$180.00	80.00%	$1,500.00	$1,500.00	$1,500.00
$170.00	70.00%	$1,416.67	$1,416.67	$1,416.67
$160.00	60.00%	$1,333.33	$1,333.33	$1,333.33
$150.00	50.00%	$1,250.00	$1,250.00	$1,250.00
$145.00	45.00%	$1,208.33	$1,208.33	$1,208.33
$140.00	40.00%	$1,166.67	$1,166.67	$1,166.67
$135.00	35.00%	$1,125.00	$1,125.00	$1,125.00
$130.00	30.00%	$1,083.33	$1,083.33	$1,083.33
$125.00	25.00%	$1,041.67	$1,041.67	$1,041.67
$120.00	20.00%	$1,000.00	$1,000.00	$1,000.00
$110.00	10.00%	$916.67	$1,000.00	$916.67
$105.00	5.00%	$875.00	$1,000.00	$875.00
$100.00	0.00%	$833.33	$1,000.00	$833.33
$90.00	-10.00%	$750.00	$1,000.00	$750.00
$80.00	-20.00%	$666.67	$1,000.00	$666.67
$70.00	-30.00%	$583.33	$1,000.00	$583.33
$60.00	-40.00%	$500.00	$1,000.00	$500.00
$50.00	-50.00%	$416.67	$1,000.00	$416.67
$40.00	-60.00%	$333.33	$1,000.00	$333.33
$30.00	-70.00%	$250.00	$1,000.00	$250.00
$20.00	-80.00%	$166.67	$1,000.00	$166.67
$10.00	-90.00%	$83.33	$1,000.00	$83.33
$0.00	-100.00%	$0.00	$1,000.00	$0.00

Hypothetical Examples of Amount Payable upon an Optional Early Cash Conversion

The following examples illustrate how the payment upon an optional early cash conversion in different hypothetical scenarios is calculated, assuming no Make-Whole Event has occurred, an Initial Strike Price of $100.00, a Threshold Price of $120.00 (equal to 120% of the hypothetical Initial Strike Price) and that the Final Stock Price specified below is applicable for each of the five relevant Valuation Dates, other than as specified in Example 4 below. There will be only one payment on the notes upon an optional early cash conversion, even though the amount of such payment will be determined over five Valuation Dates, with each Valuation Date determining 1/5th of such payment.

Example 1: The Reference Stock appreciates from the Initial Strike Price of $100 to a Final Stock Price of $110.

Because the Final Stock Price is $110 on each Valuation Date, the Alternative Settlement Amount for each Valuation Date is equal to $183.33, calculated as follows:

$200 × ($110 / $120.00) = $183.33

Because the Alternative Settlement Amount for each Valuation Date is less than $200, and even though the Reference Stock has appreciated by 10% from the Initial Strike Price to the Final Stock Price, the payment upon an optional early cash conversion is less than the principal amount. The payment upon an optional early cash conversion is only $916.67 for each $1,000 principal amount note.

JPMorgan Structured Investments —	PS-13
Cash-Settled Equity Linked Notes Linked to the Ordinary Shares of Johnson Controls International plc

Example 2: The Reference Stock declines from the Initial Strike Price of $100 to a Final Stock Price of $80.

Because the Final Stock Price is $80 on each Valuation Date, the Alternative Settlement Amount for each Valuation Date is equal to $133.33, calculated as follows:

$200 × ($80 / $120.00) = $133.33

Because the Alternative Settlement Amount for each Valuation Date is less than $200, the payment upon an optional early cash conversion is less than the principal amount. The payment upon an optional early cash conversion is $666.67 for each $1,000 principal amount note.

Example 3: The Reference Stock appreciates from the Initial Strike Price of $100 to a Final Stock Price of $180.

Because the Final Stock Price is $180 on each Valuation Date, the Alternative Settlement Amount for each Valuation Date is equal to $300.00, calculated as follows:

$200 × ($180 / $120.00) = $300.00

Because the Alternative Settlement Amount for each Valuation Date is $300.00, and even though the Reference Stock has appreciated by 80% from the Initial Strike Price to the Final Stock Price, the payment at maturity is equal to $1,500.00 for each $1,000 principal amount note.

Example 4: The Reference Stock appreciates from the Initial Strike Price of $100 to a Final Stock Price of $180 on three Valuation Dates and declines from the Initial Strike Price of $100 to a Final Stock Price of $80 on two Valuation Dates.

Because the Final Stock Price is $180 on three Valuation Dates, the Alternative Settlement Amount for each of those Valuation Dates is equal to $300.00, calculated as follows:

$200 × ($180 / $120.00) = $300.00

Because the Final Stock Price is $80 on two Valuation Dates, the Alternative Settlement Amount for each of those Valuation Dates is equal to $133.33, calculated as follows:

$200 × ($80 / $120.00) = $133.33

The sum of the Alternative Settlement Amounts for the three Valuation Dates with a Final Stock Price of $180 is $900.00, and the sum of the Alternative Settlement Amounts for the two Valuation Dates with a Final Stock Price of $80 is $266.66. Because the payment upon optional early cash conversion is equal to the sum of the Alternative Settlement Amounts for all of the five Valuation Dates, and even though the Reference Stock has appreciated by 80% from the Initial Strike Price to the Final Stock Price for three of the Valuation Dates, the payment at maturity is equal to the sum of $900.00 and $266.66, or $1,166.66, for each $1,000 principal amount note.

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated, excluding accrued but unpaid interest and assuming no Make-Whole Event has occurred, an Initial Strike Price of $100.00, a Threshold Price of $120.00 (equal to 120% of the hypothetical Initial Strike Price) and that the Final Stock Price specified below is applicable for each of the five relevant Valuation Dates, other than as specified in Example 4 below. There will be only one final payment on the notes at maturity, even though the amount of such payment will be determined over five Valuation Dates, with each Valuation Date determining 1/5th of such payment.

Example 1: The Reference Stock appreciates from the Initial Strike Price of $100 to a Final Stock Price of $110.

Because the Final Stock Price is $110 on each Valuation Date, the Alternative Settlement Amount for each Valuation Date is equal to $183.33, calculated as follows:

$200 × ($110 / $120.00) = $183.33

Because the Alternative Settlement Amount for each Valuation Date is less than $200, the Daily Value for each Valuation Date is $200, and even though the Reference Stock has appreciated by 10% from the Initial Strike Price to the Final Stock Price, the payment at maturity is only $1,000 for each $1,000 principal amount note.

Example 2: The Reference Stock declines from the Initial Strike Price of $100 to a Final Stock Price of $80.

Because the Final Stock Price is $80 on each Valuation Date, the Alternative Settlement Amount for each Valuation Date is equal to $133.33, calculated as follows:

$200 × ($80 / $120.00) = $133.33

Because the Alternative Settlement Amount for each Valuation Date is less than $200, the Daily Value for each Valuation Date is $200, and the payment at maturity is $1,000 for each $1,000 principal amount note.

Example 3: The Reference Stock appreciates from the Initial Strike Price of $100 to a Final Stock Price of $180.

Because the Final Stock Price is $180 on each Valuation Date, the Alternative Settlement Amount for each Valuation Date is equal to $300.00, calculated as follows:

$200 × ($180 / $120.00) = $300.00

Because the Alternative Settlement Amount for each Valuation Date is greater than $200, the Daily Value for each Valuation Date is $300.00, and even though the Reference Stock has appreciated by 80% from the Initial Strike Price to the Final Stock Price, the payment at maturity is equal to $1,500.00 for each $1,000 principal amount note.

Example 4: The Reference Stock appreciates from the Initial Strike Price of $100 to a Final Stock Price of $180 on three Valuation Dates and declines from the Initial Strike Price of $100 to a Final Stock Price of $80 on two Valuation Dates.

JPMorgan Structured Investments —	PS-14
Cash-Settled Equity Linked Notes Linked to the Ordinary Shares of Johnson Controls International plc

Because the Final Stock Price is $180 on three Valuation Dates, the Alternative Settlement Amount for each of those Valuation Dates is equal to $300.00, calculated as follows:

$200 × ($180 / $120.00) = $300.00

Because the Final Stock Price is $80 on two Valuation Dates, the Alternative Settlement Amount for each of those Valuation Dates is equal to $133.33, calculated as follows:

$200 × ($80 / $120.00) = $133.33

Because the Alternative Settlement Amount for each of the three Valuation Dates with a Final Stock Price of $180 is greater than $200, the Daily Value for each of those Valuation Dates is $300.00. Because the Alternative Settlement Amount for each of the two Valuation Dates with a Final Stock Price of $80 is less than $200, the Daily Value for each of those Valuation Dates is $200. The sum of the Daily Values for the three Valuation Dates with a Final Stock Price of $180 is $900.00, and the sum of the Daily Values for the two Valuation Dates with a Final Stock Price of $80 is $400. Because the final payment at maturity is equal to the sum of the Daily Values for all of the five Valuation Dates, and even though the Reference Stock has appreciated by 80% from the Initial Strike Price to the Final Stock Price for three of the Valuation Dates, the payment at maturity is equal to the sum of $900.00 and $400.00, or $1,300.00, for each $1,000 principal amount note.

The hypothetical payments on the notes shown above apply only if no Make-Whole Event occurs and you hold the notes for their entire term or to the relevant Early Cash Conversion Date, as applicable. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-15
Cash-Settled Equity Linked Notes Linked to the Ordinary Shares of Johnson Controls International plc

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on the Reference Stock Issuer is derived from publicly available sources, without independent verification. According to its publicly available filings with the SEC, the Reference Stock Issuer, an Irish company, is engaged in the engineering, manufacturing, commissioning and retrofitting of building products and systems, including residential and commercial HVAC equipment, industrial refrigeration systems, controls, security systems, fire-detection systems and fire-suppression solutions and also serves customers by providing technical services, including maintenance, management, repair, retrofit and replacement of equipment (in the HVAC, industrial refrigeration, security and fire-protection space) and energy-management consulting. The Reference Stock, par value $0.01 per share, is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of the Reference Stock Issuer in the accompanying product supplement. Information provided to or filed with the SEC by the Reference Stock Issuer pursuant to the Exchange Act can be located by reference to SEC file number 001-13836, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the Reference Stock based on the weekly historical closing prices of one share of the Reference Stock from January 3, 2020 through March 21, 2025. Any payment on the notes is linked to the VWAP of one share of the Reference Stock and not to the closing price of one share of the Reference Stock.  The VWAP of one share of the Reference Stock is determined in a manner that is different from the closing price of one share of the Reference Stock, and the VWAP of one share of the Reference Stock will not necessarily correlate with the performance of the closing price of one share of the Reference Stock. The closing price of one share of the Reference Stock may vary significantly from the VWAP of one share of the Reference Stock. Therefore, any payment on the notes may be different from, and may be significantly less than, the payment you would have received if that payment were determined by reference to the closing price of one share of the Reference Stock. The VWAP of one share of the Reference Stock on March 25, 2025 was $84.3085, calculated in the manner set forth under “Annex A — Supplemental Terms of Notes — Certain Definitions” in this pricing supplement.

We obtained the closing prices and the VWAP above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing price and the VWAP may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the Reference Stock has experienced significant fluctuations. The historical performance of the closing price and the VWAP of one share of the Reference Stock should not be taken as an indication of future performance of the VWAP of one share of the Reference Stock, and no assurance can be given as to the VWAP of one share of the Reference Stock on each relevant Valuation Date. There can be no assurance that the performance of the Reference Stock will result in a final payment per $1,000 principal amount note above $1,000 plus any accrued and unpaid interest or, if the notes are converted (for cash) early, the return of any of your principal amount.

JPMorgan Structured Investments —	PS-16
Cash-Settled Equity Linked Notes Linked to the Ordinary Shares of Johnson Controls International plc

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Supplemental Use of Proceeds

The original issue price of the notes is equal to the estimated value of the notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes, the final sentence of the first paragraph of the “Use of Proceeds and Hedging” section in the accompanying product supplement is deemed deleted in its entirety.

Reopening Issuances

We may, at our sole discretion, “reopen” the notes based on market conditions at that time. Any reopening will be completed before the 13th calendar day from the Original Issue Date. These further issuances, if any, will be consolidated to form a single sub-series with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. The price of any additional offering will be determined at the time of pricing of that offering. We have no obligation to take your interests into account when deciding to issue additional notes.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x) (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee, (y) validity, legally binding effect or enforceability of any provision in the notes that requires or relates to adjustments to the conversion rate at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the

JPMorgan Structured Investments —	PS-17
Cash-Settled Equity Linked Notes Linked to the Ordinary Shares of Johnson Controls International plc

Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.

JPMorgan Structured Investments —	PS-18
Cash-Settled Equity Linked Notes Linked to the Ordinary Shares of Johnson Controls International plc

Annex A

Supplemental Terms of Notes

Optional Early Cash Conversion

Until a Make-Whole Event has occurred, you may convert (for cash) all or any portion of your notes early on any business day on or after the Original Issue Date and prior to 4:00 p.m., New York City time, on the business day immediately preceding the 6th scheduled trading day immediately preceding the Maturity Date, subject to the procedures and terms set forth below, and only if the conditions set forth in clause (1), clause (2) or clause (3) below are met:

(1) The notes may be converted (for cash) early at any time during the five business day period immediately after any five consecutive trading day period (the “Measurement Period”) in which the Notes Trading Price (as defined below) per $1,000 principal amount note, as determined following a request by a holder of notes in accordance with this provision, for each trading day of the Measurement Period was less than 98% of (x) $1,000, multiplied by (y) the product of the Stock Adjustment Factor and the Current Market Price (as defined below) of the Reference Stock on each such trading day, divided by (z) the Threshold Price on each such trading day (the calculation in clauses (x) through (z), the “Parity Price”). The “Notes Trading Price” per $1,000 principal amount note on any date of determination means the average of the secondary market bid quotations obtained by the calculation agent for $5,000,000 principal amount of notes at approximately 3:30 p.m., New York City time, on such date of determination from three nationally recognized securities dealers (one of which may include the calculation agent and/or its affiliates) the calculation agent selects for this purpose; provided that if three such bids cannot reasonably be obtained by the calculation agent but two such bids are obtained, then the average of the two bids will be used, and if only one such bid can reasonably be obtained by the calculation agent, that one bid will be used. If the calculation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of notes from a nationally recognized securities dealer (including the calculation agent and/or its affiliates) on any date of determination, then the “Notes Trading Price” per $1,000 principal amount note on such date of determination will be deemed to be less than 98% of the Parity Price on such date of determination. The calculation agent will have no obligation to determine the Notes Trading Price per $1,000 principal amount note unless a holder provides us with reasonable evidence that the Notes Trading Price per $1,000 principal amount note on any trading day would be less than 98% of the Parity Price on that trading day, at which time the calculation agent will determine the Notes Trading Price per $1,000 principal amount note beginning on the next trading day and on each successive trading day until the Notes Trading Price per $1,000 principal amount note is greater than or equal to 98% of the Parity Price on a trading day. If the calculation agent fails to make such determination when obligated as provided in the preceding sentence, then the Notes Trading Price per $1,000 principal amount note will be deemed to be less than 98% of the Parity Price on each trading day of such failure.

(2) The notes may be converted (for cash) early at any time during any calendar quarter commencing after the calendar quarter ending on June 30, 2025 (and only during such calendar quarter), if the product of the Stock Adjustment Factor and the Current Market Price of the Reference Stock for at least 20 trading days (whether or not consecutive) during the 30 consecutive trading day period ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the Threshold Price on each applicable trading day.

(3) (a) If the Reference Stock Issuer elects to:

•	issue to all or substantially all holders of the Reference Stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the date of announcement of such issuance, to subscribe for or purchase shares of Reference Stock at a price per share that is less than the average of the Current Market Prices of the Reference Stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or
•	distribute to all or substantially all holders of the Reference Stock assets or securities of the Reference Stock Issuer or rights to purchase the Reference Stock Issuer’s securities, which distribution has a per share value, as determined by the calculation agent, exceeding 10% of the Current Market Price of the Reference Stock on the trading day preceding the date of announcement for such distribution, in each case, as determined by the calculation agent, then, in either case, the notes may be converted (for cash) early at any time from the later of (i) the 30th scheduled trading day prior to the ex-dividend date for such issuance or distribution and (ii) the date the Reference Stock Issuer announces such issuance or distribution until the earlier of (x) 4:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date for such issuance or distribution and (y) the Reference Stock Issuer’s announcement that such issuance or distribution will not take place.

(3) (b) If the Reference Stock Issuer is a party to a consolidation, merger, binding share exchange or transfer or lease of all or substantially all of its assets (in each case, other than a Make-Whole Event) that occurs prior to the 6th scheduled trading day immediately preceding the Maturity Date, in each case, pursuant to which the Reference Stock would be converted into cash, securities or other assets, the notes may be converted (for cash) early at any time from or after the effective date of such transaction until 35 trading days after such effective date, all as determined by the calculation agent.

Any Early Cash Conversion Notice (as defined below) delivered in accordance with the procedures and terms set forth below will be irrevocable. To convert your notes (for cash) early, you must take the following steps:

•	send a notice of optional early cash conversion, substantially in the form attached as Annex B to this pricing supplement (an “Early Cash Conversion Notice”), to us via email at synthetic.convert.repurchase@jpmchase.com, with “Cash-Settled Equity Linked Notes due April 1, 2028 Linked to the Ordinary Shares of Johnson Controls International plc, CUSIP No. 48136CP37” as the subject line; and

JPMorgan Structured Investments —	A-1
Cash-Settled Equity Linked Notes Linked to the Ordinary Shares of Johnson Controls International plc

•	deliver, or cause the delivery of, the principal amount of the notes to be converted (for cash) early to us concurrently with the delivery of the Early Cash Conversion Notice.

If we receive your Early Cash Conversion Notice, together with the notes to be converted (for cash), at or after 4:00 p.m., New York City time, on any business day or on a day that is not a business day, that Early Cash Conversion Notice will be deemed to have been given, and/or that delivery will be deemed to have been made, as applicable, on the immediately following business day. If you do not deliver an Early Cash Conversion Notice prior to 4:00 p.m., New York City time, on the business day immediately preceding the 6th scheduled trading day immediately preceding the Maturity Date, together with the notes to be converted (for cash), in accordance with the above procedures, then your Early Cash Conversion Notice will not be effective, and we will not convert your notes (for cash) early. Once validly given, an Early Cash Conversion Notice may not be revoked.

The date on which a holder satisfies the requirements for early cash conversion as specified above will be the “Early Cash Conversion Date” for all purposes under the notes. Upon an early cash conversion of notes, the relevant holder will no longer be a holder of record of the notes surrendered for cash conversion as of the relevant Early Cash Conversion Date.

Your payment upon an optional early cash conversion, for each $1,000 principal amount note, will be an amount in cash equal to the sum of the Alternative Settlement Amounts for each of the five relevant Valuation Dates and will be paid on the Optional Early Cash Conversion Payment Date, which will be the second business day immediately following the final Valuation Date of the period of five Valuation Dates following the relevant Early Cash Conversion Date.

Upon an early cash conversion of notes, the converting holder will not receive any separate cash payment for accrued and unpaid interest. Our payment of the full amount due upon the early cash conversion will be deemed to satisfy in full our obligation to pay the principal amount of the note and accrued and unpaid interest, if any, to, but not including, the relevant Early Cash Conversion Date. As a result, accrued and unpaid interest, if any, to, but not including, the relevant Early Cash Conversion Date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of an Early Cash Conversion Notice and the timing of receipt of an Early Cash Conversion Notice or as to whether and when the required deliveries have been made. Questions about the optional early cash conversion requirements should be directed to synthetic.convert.repurchase@jpmchase.com.

If a Make-Whole Event occurs prior to the 6th scheduled trading day immediately preceding the Maturity Date, the notes will no longer be able to be converted for cash, whether prior to or at maturity of the notes.

Interest Calculation

Each interest payment on the notes will be calculated as follows, instead of in the manner set forth under “Description of Notes — Payments on the Notes — Interest Payments” in the accompanying product supplement:

$1,000 × Interest Rate × (number of days in the Interest Period / 360),

where the number of days in each Interest Period will be calculated on the basis of a year of 360 days with twelve months of thirty days each and where an “Interest Period” is (a) the period beginning on, and including, the Original Issue Date and ending on, but excluding, the first Interest Payment Date and (b) each successive period beginning on, and including, an Interest Payment Date and ending on, but excluding, the next succeeding Interest Payment Date.

Make-Whole Payment

If a Make-Whole Event occurs prior to the 6th scheduled trading day immediately preceding the Maturity Date, you will receive on the Make-Whole Payment Date a cash payment per $1,000 principal amount note equal to (a) the Make-Whole Event Intrinsic Value, plus (b) the product of (i) the number of Additional Shares (expressed as a number of shares, for the avoidance of doubt) and (ii) the Applicable Price. Thereafter, the notes will no longer be able to be converted for cash, whether prior to or at maturity of the notes. For the avoidance of doubt, no Make-Whole Payment will be made if a Make-Whole Event occurs on or after the 6th scheduled trading day immediately preceding the Maturity Date, and only one Make-Whole Payment upon the first occurrence of a Make-Whole Event will be made during the term of the notes.

As determined by the calculation agent in its sole discretion, a “Make-Whole Event” will occur if:

(i)       any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of the Reference Stock representing 50% or more of the total voting power of the Reference Stock;

(ii)       the Reference Stock Issuer consummates (A) any recapitalization, reclassification or change of the Reference Stock (other than changes resulting from a subdivision or combination) as a result of which the Reference Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Reference Stock Issuer pursuant to which the Reference Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Reference Stock Issuer and its subsidiaries, taken as a whole, to any person other than one of the Reference Stock Issuer’s wholly owned subsidiaries;

(iii)       the holders of the Reference Stock Issuer’s Capital Stock (as defined below) approve any plan or proposal for the liquidation or dissolution of the Reference Stock Issuer; or

(iv)       the Reference Stock (or other common stock underlying the notes) ceases to be listed or quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors).

Notwithstanding the foregoing, a Make-Whole Event shall not be deemed to have occurred pursuant to clause (i) or clause (ii) above if at least 90% of the consideration, excluding cash payments for fractional shares of the Reference Stock and cash payments made pursuant to dissenters’ appraisal rights, in a transaction otherwise constituting a Make-Whole Event consists of shares of common

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Cash-Settled Equity Linked Notes Linked to the Ordinary Shares of Johnson Controls International plc

stock traded on the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or will be so traded immediately following such transaction, and such consideration becomes the Exchange Property for the notes as described in the accompanying product supplement.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of the Reference Stock Issuer.

Certain Definitions

The definitions of “VWAP,” “Current Market Price,” “trading day,” “scheduled trading day,” “Fair Market Value” and “ex-dividend date” contained in the accompanying product supplement will not apply to the notes. Instead, the following definitions will apply for purposes of the notes:

The “VWAP” of one share of the Reference Stock (or one unit of any other security for which a VWAP must be determined) on any relevant trading day means the per share volume-weighted average price of the Reference Stock (or such other security) as displayed under the heading “Bloomberg VWAP” on Bloomberg Page JCI Equity AQR (or its equivalent successor if such page is not available, or the Bloomberg Page for any other such security) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day, without regard to after-hours trading or any trading outside the regular trading session, or, if such volume-weighted average price is unavailable, the market value of one share of the Reference Stock (or such other security) on such trading day as determined by the calculation agent in good faith in a commercially reasonable manner, using a volume-weighted average price method, if practicable, in each case, multiplied by the then-current Stock Adjustment Factor, subject to “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement.

The “Current Market Price” of the Reference Stock or any other security or property means, as of any date, the last reported per share sale price of one share of the Reference Stock or such other security or property on such date (or if no last reported sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices on such date) as reported on the relevant exchange, or, if the Reference Stock or such other security or property is not listed on the relevant exchange, as reported by the principal United States national or regional securities exchange or quotation system on which the Reference Stock or such other security or property is then listed or quoted; provided, however, that, in the absence of such quotations, the calculation agent will make a determination of the Current Market Price in good faith.

A “trading day” for a listed or traded security means a day on which (i) there is no market disruption event, (ii) trading in the Reference Stock (or any security that is part of the Exchange Property (as defined in the accompanying product supplement), if applicable) generally occurs on the relevant exchange or, if the Reference Stock (or such other Exchange Property) is not then listed on the relevant exchange, on the principal other United States national or regional securities exchange on which the Reference Stock (or such other Exchange Property) is then listed or, if the Reference Stock (or such other Exchange Property) is not then listed on a United States national or regional securities exchange, on the principal other market on which the Reference Stock (or such other Exchange Property) is then traded, and (iii) the scheduled closing time for regular trading on the relevant market or exchange is 4:00 p.m., New York City time, or the then-standard closing time for regular trading on such relevant exchange or market. If the Reference Stock (or such other Exchange Property) is not so listed or traded, “trading day” means a business day.

A “scheduled trading day” means any day that is scheduled to be a trading day.

With respect to the Reference Stock, the “Fair Market Value” of any distribution means the value of that distribution on the ex-dividend date for that distribution, as determined by the calculation agent. If that distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the opening price of that distributed property on that ex-dividend date, as determined by the calculation agent.

The “ex-dividend date,” with respect to a dividend or other distribution for the Reference Stock, means the first trading day on which transactions in the shares of the Reference Stock trade, regular way, on the relevant exchange without the right to receive that dividend or other distribution.

Anti-Dilution Adjustments

The following provisions will apply to the notes instead of those set forth under “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” in the accompanying product supplement:

The Stock Adjustment Factor is subject to adjustment by the calculation agent as a result of the anti-dilution adjustments described in this section.

Unless otherwise specified below, no adjustments to the Stock Adjustment Factor will be required unless the Stock Adjustment Factor adjustment would require a change of at least 0.1% in the Stock Adjustment Factor then in effect; provided that the calculation agent will carry forward any adjustments that are less than 0.1% of the Stock Adjustment Factor and all such carried-forward adjustments will be made on each Valuation Date. The Stock Adjustment Factor resulting from any of the adjustments specified in this section will be rounded to the nearest ten-thousandth with five one hundred-thousandths being rounded upward. The calculation agent will not be required to make any adjustments to the Stock Adjustment Factor after the close of business on the business day immediately preceding the Maturity Date or, if a Make-Whole Event occurs, the Make-Whole Payment Date.

No adjustments to the Stock Adjustment Factor will be required other than those specified below. The required adjustments specified in this section do not cover all events that could affect the VWAP or other price or value of one share of the Reference Stock on any relevant day during the term of the notes. No adjustments will be made for certain other events, such as offerings

JPMorgan Structured Investments —	A-3
Cash-Settled Equity Linked Notes Linked to the Ordinary Shares of Johnson Controls International plc

of common stock by the Reference Stock Issuer for cash or in connection with acquisitions or otherwise or the occurrence of a partial tender or exchange offer for the Reference Stock by the Reference Stock Issuer or any third party.

The calculation agent will be solely responsible for the determination and calculation of any adjustment to the Stock Adjustment Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described in this section, and its determinations and calculations will be conclusive absent manifest error.

The calculation agent will provide information as to any adjustments to the Stock Adjustment Factor as described below upon written request by any holder of the notes.

Stock Splits and Reverse Stock Splits

If the Reference Stock is subject to a stock split or reverse stock split, then once that split has become effective, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor will equal the product of:

•	the prior Stock Adjustment Factor, and
•	the number of shares that a holder of one share of the Reference Stock before the effective date of the stock split or reverse stock split would have owned immediately following the applicable effective date.

Stock Dividends or Distributions

If the Reference Stock is subject to (i) a stock dividend, i.e., an issuance of additional shares of the Reference Stock that is given ratably to all or substantially all holders of shares of the Reference Stock or (ii) a distribution of shares of the Reference Stock as a result of the triggering of any provision of the corporate charter of the Reference Stock Issuer, then, once the dividend or distribution has become effective and the shares of the Reference Stock are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor will equal the prior Stock Adjustment Factor plus the product of:

•	the prior Stock Adjustment Factor, and
•	the number of additional shares issued in the stock dividend or distribution with respect to one share of the Reference Stock.

Non-Cash Dividends or Distributions

If the Reference Stock Issuer distributes shares of capital stock, evidences of indebtedness or other assets or property of the Reference Stock Issuer to all or substantially all holders of shares of the Reference Stock (other than (i) dividends, distributions, rights or warrants referred to under “— Stock Splits and Reverse Stock Splits” or “— Stock Dividends or Distributions” above or “— Distributions of Rights, Options or Warrants” below, (ii) Spin-Offs referred to under “— Spin-Offs” below and (iii) cash dividends or distributions referred under “— Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of the Reference Stock are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor will equal the product of:

•	the prior Stock Adjustment Factor, and
•	a fraction, the numerator of which is the average of the Current Market Prices of the Reference Stock over the 10 consecutive trading days ending on, and including, the trading day immediately preceding the ex-dividend date for the distribution (the “Ex-Dividend Average Current Market Price”) and the denominator of which is the amount by which the Ex-Dividend Average Current Market Price exceeds the Fair Market Value of that distribution.

Notwithstanding the foregoing, a distribution on the Reference Stock described in clause (a) or (d) of the section entitled “— Reorganization Events” in the accompanying product supplement that also would require an adjustment under this section will not cause an adjustment to the Stock Adjustment Factor and will only be treated as a Reorganization Event pursuant to clause (a) or (d) under the section entitled “— Reorganization Events.” A distribution on the Reference Stock described in the section entitled “— Distributions of Rights, Options or Warrants” that also would require an adjustment under this section will cause an adjustment only pursuant to the section entitled “—Distributions of Rights, Options or Warrants.”

Spin-Offs

With respect to an adjustment pursuant to “— Non-Cash Dividends or Distributions” above where there has been a payment of a dividend or other distribution on the Reference Stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the Reference Stock Issuer (a “Spin-Off”), the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor will equal the product of:

•	the prior Stock Adjustment Factor, and
•	a fraction, the numerator of which is the sum of (x) the average of the Current Market Prices of the capital stock or similar equity interests distributed to holders of the Reference Stock applicable to one share of the Reference Stock over the first 10 consecutive trading days commencing on, and including, the ex-dividend date for the Spin-Off (the “Spin-Off Valuation Period”) and (y) the average of the Current Market Prices of the Reference Stock over the Spin-Off Valuation Period and the denominator of which is the average of the Current Market Prices of the Reference Stock over the Spin-Off Valuation Period.

The adjustment to the Stock Adjustment Factor under the preceding paragraph will be made immediately after the open of business on the day after the last day of the Spin-Off Valuation Period, but will be given effect as of the open of business on the ex-dividend date for the Spin-Off. If the ex-dividend date for the Spin-Off is less than 10 trading days prior to, and including, the relevant final Valuation Date in respect of any optional early cash conversion of notes or upon cash conversion at maturity, references within this “— Spin-Offs” section to 10 trading days will be deemed replaced, for purposes of calculating the VWAPs

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Cash-Settled Equity Linked Notes Linked to the Ordinary Shares of Johnson Controls International plc

in respect of any Valuation Dates, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for the Spin-Off to, and including, the relevant final Valuation Date for purposes of the relevant cash conversion of notes.

Cash Dividends or Distributions

If the Reference Stock Issuer pays a dividend or makes a distribution consisting exclusively of cash to all or substantially all holders of shares of the Reference Stock (other than (i) any dividend or distribution in connection with liquidation, dissolution or winding up of the Reference Stock Issuer or (ii) any Ordinary Dividend on the Reference Stock that does not differ from the Base Dividend), then, once the dividend or distribution has become effective and the shares of the Reference Stock are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor will equal the product of:

•	the prior Stock Adjustment Factor, and
•	a fraction, the numerator of which is the Ex-Dividend Average Current Market Price of the Reference Stock and the denominator of which will be (x) the Ex-Dividend Average Current Market Price minus (y) the excess dividend, where the “excess dividend,” which may be negative, equals (a) the aggregate amount of cash per share of the Reference Stock distributed in that cash dividend or distribution minus (b) the Base Dividend.

The Base Dividend is subject to adjustment in a manner inversely proportional to adjustments to the Stock Adjustment Factor; provided that no adjustment will be made to the Base Dividend for any adjustment to the Stock Adjustment Factor under this subsection.

Distributions of Rights, Options or Warrants

If the Reference Stock Issuer distributes any rights, options or warrants on all or substantially all of the shares of the Reference Stock entitling the holders of shares of the Reference Stock for a period of not more than 60 calendar days from the ex-dividend date for such distribution to subscribe for or purchase shares of the Reference Stock (or securities convertible into the Reference Stock), at a price per share (or a conversion price per share) less than the average of the Current Market Prices of the Reference Stock for the 10 consecutive trading days ending on, and including, the trading day immediately preceding the date of announcement of such distribution (the “Announcement Average Current Market Price”), then the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor will equal the product of:

•	the prior Stock Adjustment Factor, and
•	a fraction, the numerator of which is the sum of (x) the number of shares of the Reference Stock outstanding immediately prior to the close of business on the ex-dividend date for such distribution and (y) the total number of shares of the Reference Stock issuable pursuant to such options, rights or warrants and the denominator of which is the sum of (x) the number of shares of the Reference Stock outstanding immediately prior to the close of business on the ex-dividend date for such distribution and (y) the number of shares of the Reference Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, options or warrants divided by (B) the Announcement Average Current Market Price.

To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of the Reference Stock are otherwise not delivered pursuant to such rights, options or warrants, upon the expiration, termination or maturity of such rights, options or warrants (except in a case where other consideration has been given in lieu of delivery of such Reference Stock, in which case adjustment will be as otherwise provided by the applicable clause of this section), the Stock Adjustment Factor will be readjusted to the Stock Adjustment Factor that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of the Reference Stock actually delivered.

For purposes of this subsection, in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase the Reference Stock at less than the average of the Announcement Average Current Market Price, there will be taken into account any consideration the Reference Stock Issuer receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined by the calculation agent.

Reorganization Events

Neither (x) clause (e) of the first paragraph set forth under “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement nor (y) the second sentence of the second paragraph under such section will apply to the notes. The following provisions will apply to the notes in addition to those set forth under “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement:

If a Reorganization Event (as defined in the accompanying product supplement, as modified by this pricing supplement) with respect to the Reference Stock occurs, then, for purposes of any determination with respect to the Reference Stock on or after the effective date of that Reorganization Event, the VWAP of one share of the Reference Stock on any relevant day will equal the VWAP of the Exchange Property (as defined in the accompanying product supplement) on that day.

On any relevant day, the “VWAP” of the Exchange Property means the product of:

•	the sum of:
•	the VWAP of one share of any Exchange Traded Securities (as defined in the accompanying product supplement) composing the Exchange Property on that day multiplied by the quantity of the applicable Exchange Traded Securities received for each share of the Reference Stock; and
•	the aggregate cash amount of any Exchange Property (other than Exchange Traded Securities), including the aggregate cash amount resulting from the valuation of the Liquidation Property (as defined in the accompanying product supplement) as described above; and

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Cash-Settled Equity Linked Notes Linked to the Ordinary Shares of Johnson Controls International plc

•	the Stock Adjustment Factor for the Reference Stock as of the effective date for the Reorganization Event.

Postponement of a Determination Date and Payment Dates

The provisions set forth under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other than a Commodity Index)” in the accompanying product supplement will not apply to the notes.

The following provisions will apply to the notes instead of those set forth under the first paragraph of “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement:

If any scheduled Payment Date is not a business day, then that Payment Date will be the next succeeding business day following the scheduled Payment Date. If the final Valuation Date referenced in the determination of a payment on the notes that will or may be payable on the Maturity Date is postponed so that it falls less than two business days prior to the scheduled Maturity Date, then the Maturity Date will be postponed to the second business day following such final Valuation Date.

If any Payment Date is adjusted as the result of a non-business day or otherwise, any payment due on that Payment Date will be made on that Payment Date as adjusted, with the same force and effect as if that Payment Date had not been adjusted, but no interest will accrue or be payable as a result of the delayed payment.

Market Disruption Events

The following provisions will apply to the notes instead of those set forth under “The Underlyings — Reference Stocks — Market Disruption Events for a Reference Stock” in the accompanying product supplement:

With respect to the Reference Stock (or any other security for which a VWAP must be determined), a “market disruption event” means: (i) a failure by the relevant exchange to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for shares of the Reference Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in shares of Reference Stock or in any options contracts or futures contracts relating to the Reference Stock.

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Annex B

FORM OF EARLY CASH CONVERSION NOTICE

To:	synthetic.convert.repurchase@jpmchase.com

Subject: Cash-Settled Equity Linked Notes due April 1, 2028 Linked to the Ordinary Shares of Johnson Controls International plc, CUSIP No. 48136CP37

Ladies and Gentlemen:

The undersigned holder of JPMorgan Chase Financial Company LLC’s Medium-Term Notes, Series A, Cash-Settled Equity Linked Notes due April 1, 2028 Linked to the Ordinary Shares of Johnson Controls International plc, CUSIP No. 48136CP37, fully and unconditionally guaranteed by JPMorgan Chase & Co. (the “notes”), hereby irrevocably elects to exercise, with respect to the number of the notes indicated below, as of the date hereof, such holder’s early cash conversion right as of the Early Cash Conversion Date specified below as described in the product supplement no. 3-I, as supplemented by the pricing supplement dated March 26, 2025 relating to the notes (collectively, the “Supplement”). Terms not defined herein have the meanings given to such terms in the Supplement.

The undersigned certifies to you that it will, concurrently with the delivery of this Early Cash Conversion Notice, deliver, or cause the delivery of, the principal amount of the notes to be converted (for cash) early to you.

Very truly yours,

[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
Email:

Number of notes surrendered for optional early cash conversion:

Applicable Early Cash Conversion Date: _________________, 20__*

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

Acknowledgment: I acknowledge that the notes specified above will not be converted (for cash) early unless all of the requirements specified in the Supplement are satisfied.

Questions regarding the early cash conversion requirements of your notes should be directed to synthetic.convert.repurchase@jpmchase.com.

*Subject to adjustment as described in the Supplement.

JPMorgan Structured Investments —	B-1
Cash-Settled Equity Linked Notes Linked to the Ordinary Shares of Johnson Controls International plc